UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [   ]

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[ ]Preliminary Proxy Statement
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[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to §240.14a-12

COSTAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 1, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Tuesday, June 2, 2009 at 2 Bethesda Metro Center, Bethesda, Maryland 20814.

At the Annual Meeting, you will be asked (1) to elect seven directors and (2) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009. The accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote in favor of each of these proposals.

Whether or not you plan to attend the Annual Meeting in person, please return your executed proxy card in the enclosed postage- prepaid and addressed envelope and your shares will be voted in accordance with the instructions you have given in your proxy card.

Sincerely,

Andrew C. Florance
Chief Executive Officer and President

COSTAR GROUP, INC.

May 1, 2009

 NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 2, 2009

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 10:00 a.m., local time, on Tuesday, June 2, 2009, for the following purposes:

1. To elect seven directors to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

3. To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 6, 2009 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jonathan Coleman
Secretary

PROXY STATEMENT
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE, 2, 2009
OUTSTANDING SECURITIES, VOTING RIGHT AND QUORUM
PROXY VOTING AND REVOCATION
ATTENDING THE MEETING
Item 1 - ELECTION OF DIRECTORS
Item 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2010 ANNUAL MEETING
ADDITIONAL INFORMATION
Board Meeting and Committees
Corporate Governance Matters
Report of the Audit Committee
Director Compensation
Executive Officers and Key Employees
Stock Ownership Information
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Compensation Discussion and Analysis
Executive Compensation Tables and Discussion
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Other Post-Employment Compensation and Potential Payments Upon a Change of Control
Policy on Deductibility of Compensation
Executive Compensation Recovery Policy
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Other Information
APPENDIX A - PROXY CARD

COSTAR GROUP, INC.

 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 2, 2009

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, June 2, 2009, at 2 Bethesda Metro Center, Bethesda, Maryland 20814, and at any adjournment or postponement of the Annual Meeting.

Our headquarters are located at 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. We are mailing this proxy statement and the accompanying proxy card to our stockholders eligible to vote at the Annual Meeting on or about May 1, 2009.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2009

The Notice of Meeting and this proxy statement are available on our corporate website at www.CoStar.com/Investors/SECFilings.aspx and our 2008 annual report to stockholders is available on our corporate website at www.CoStar.com/Investors/Reports.aspx.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 6, 2009, there were 19,725,101 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each proposal, except as specifically provided below with respect to the election of directors.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Item 1 — Election of Directors.  Each outstanding share of common stock is entitled to cast one vote for up to seven nominees. The seven nominees who receive the most votes will be elected as directors.

Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.  For stockholders to approve this proposal, the number of votes cast in favor must exceed the number of votes cast against this proposal.

Abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors. For the proposal to ratify the independent registered public accounting firm, abstentions and broker non-votes are disregarded in calculating the total number of votes on the proposals. Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm.

PROXY VOTING AND REVOCATION

You may vote by signing your proxy card, or if your shares are held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you properly complete and execute your proxy card and return it before the Annual Meeting:

•	Your shares will be voted in accordance with your instructions.

•	For any items for which you do not provide instructions, your shares will be voted “FOR” the item, as recommended by the Board.

You may revoke your proxy at any time before it is voted by:

•	delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	submitting a properly-executed proxy bearing a later date; or

•
attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. If you intend to attend the Annual Meeting, please mark your proxy card accordingly. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has fixed the number of directors constituting the Board at seven. The Board has nominated each of the current directors for reelection. The persons named as proxy holders on the proxy card will vote your shares for each of the seven nominees unless you instruct otherwise on your proxy card.

Each of our directors will serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. If any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. Information about each of the nominees appears below.

Nominees for the Board of Directors

The following table lists the seven director nominees and their current committee memberships:

Name	Employment	Years as a Director	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation; Chairman, Shakespeare Theatre Company	22	Compensation; Nominating & Corporate Governance
Andrew C. Florance*	CEO & President, CoStar Group, Inc.	22	None
David Bonderman	Founding Partner, TPG Capital, L.P.	14	Compensation
Michael J. Glosserman	Managing Member, The JBG Companies	1	Audit
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.	14	Audit; Compensation
Josiah O. Low, III	Senior Advisor, Catterton Partners L.P.	10	Audit; Nominating & Corporate Governance
Christopher J. Nassetta	CEO & President, Hilton Hotels Corporation	7	Compensation; Nominating & Corporate Governance
____________

*     Executive Officer

Information about each of our nominees for the Board appears below.

Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance started the Company in 1987.  Mr. Klein serves as Vice Chairman of the Board of Directors and Lead Director of Perini Corporation, and as the Lead Director of SRA International, Inc., both publicly held companies listed on the New York Stock Exchange, and as a director of several privately held companies. Mr. Klein also currently serves as Chairman of the Board of Directors of both The Sunlight Foundation, a non-profit educational organization, and of the Shakespeare Theatre Company, a non-profit theatrical and educational organization. He was a partner of the Wilmer Cutler Pickering Hale & Dorr, LLP law firm from 1974 through 2005. Mr. Klein is 67 years old.

Andrew C. Florance founded the Company, the industry’s first independent commercial real estate information research organization, in 1987.  As President and CEO of CoStar, Mr. Florance has directed CoStar’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with approximately 1,300 people working for the Company worldwide, a client base that includes the commercial real estate industry’s leading brokerage firms and property owners and an international service platform that includes the entire United States, London, England, other parts of the United Kingdom and Paris, France.  Mr. Florance is actively involved in building awareness of energy efficiency and sustainability within the commercial property sector, and he is a frequent speaker on this topic at industry events.  He co-authored the first comprehensive, nationwide analysis of leasing and sales activity in energy-efficient office buildings with Dr. Norm Miller, professor and director of academic programs at the Burnham-Moores Center for Real Estate.  The study, which was published in the Journal of Real Estate Portfolio Management, was selected by the American Real Estate Society as the Best Paper published in the JREPM for 2008.  The groundbreaking study was also a critical factor in the Company being selected as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency.  In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including:  Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services; and Commercial Real Estate Women’s (CREW’s) 15th anniversary award for industry innovation. He serves on the Board of Directors for the American Real Estate Society, an association of real estate thought leaders, the Board of Trustees for The St. Andrews School in Middletown, Delaware and the Board of Trustees for Ford’s Theater in Washington, D.C.  Mr. Florance received a B.A. in economics from Princeton University.  He is 45 years old.

David Bonderman is a Founding Partner of TPG Capital, L.P. (“TPG”).  TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia.  Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas.  Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation.  From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division.  From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans.  Mr. Bonderman serves on the Boards of Directors of the following public companies: Gemalto N.V. and Ryanair Holdings, plc, of which he is Chairman.  He also serves on the Boards of Directors of The Wilderness Society, the Grand Canyon Trust, The University of Washington Foundation and The American Himalayan Foundation.  Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966.  He was a member of the Harvard Law Review and a Sheldon Fellow.  He is a 1963 graduate of the University of Washington in Seattle.  Mr. Bonderman is 66 years old.

Michael J. Glosserman is a Managing Partner of The JBG Companies (“JBG”).  Prior to joining JBG in 1979, commencing in 1972, Mr. Glosserman worked in commercial real estate investment and development with The Rouse Company.  Prior to his position at The Rouse Company, Mr. Glosserman began his career as a staff attorney with the U.S. Department of Justice.  He serves as Chairman of the Board, National Building Museum; Executive Board Trustee, Federal City Council; Board Member, the University of Pennsylvania Institute for Urban Research; and Board Member, the Shakespeare Theatre Company.  Mr. Glosserman received a B.S. in Economics from the Wharton School at the University of Pennsylvania, and a J.D. from University of Texas Law School.  He is 63 years old.

Warren H. Haber is managing partner, Chairman and Chief Executive Officer of Founders Equity, Inc., a New York based private equity firm that he co-founded in 1969.  Mr. Haber presently serves as a director of Founders Property Corp and of a number of privately held businesses.  Mr. Haber is a Trustee of the East Hampton Historical Society, of the Leadership Enterprise for a Diverse America, and the National Kidney Registry. He is also an Executive Committee Member of the Board of Overseers of the Mailman School of Public Health at Columbia University.  Mr. Haber holds a BBA in Finance from Baruch College.  He is 68 years old.

Josiah O. Low, III is a Senior Advisor to Catterton Partners L.P., a private equity firm, where he previously served as a venture partner from 2001 to 2007. Prior to that, Mr. Low worked for 16 years at the investment banking firm of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette), where he most recently served as Managing Director/Senior Advisor. Prior to joining Credit Suisse First Boston in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Market Group in 1977. Mr. Low also serves on the board of directors of Rosetta Resources, Inc. and was recently elected Chairman for the State Board of Audubon, Connecticut. Mr. Low is 69 years old.

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Hotels Corporation since December 2007.  Prior to joining Hilton Hotels Corporation, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts, Inc. (fka Host Marriott Corporation) from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991. Mr. Nassetta is the Chairman of the Real Estate Round Table. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta is 46 years old.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2009. As a matter of good corporate governance, the Board would like stockholders to ratify this appointment, even though ratification is not legally necessary. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP will attend the Annual Meeting, may make a statement and will be available to respond to appropriate questions.

During the years ended December 31, 2007 and 2008, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2007	Year Ended December 31, 2008
Audit Fees	$793,583	$806,593
Audit Related Fees	$0	$0
Tax Fees	$42,800	$20,000
All Other Fees	$0	$0
Total	$836,383	$826,593

Ernst & Young LLP did not provide any financial information systems design and implementation services to the Company for the years ended December 31, 2007 and 2008.

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the Securities and Exchange Commission (the “SEC”), audit of CoStar’s internal control over financial reporting and statutory audits required internationally. This category also includes fees for statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. There were no audit related fees for 2007 or 2008.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning. This category also includes fees associated with the tax planning on mergers and acquisitions and restructurings.  In 2007, Tax Fees also included charges for services provided in connection with the adoption of Financial Accounting Standards Board Interpretation 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm, Ernst & Young LLP, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Pre-approval spending limits for permissible non-audit services are established on a periodic basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar during a period that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. CoStar’s Chief Financial Officer reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services during the current year and the previous quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2008 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimus” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2009.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS
FOR DIRECTORS FOR THE 2010 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2010 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, in order to be eligible for inclusion in our proxy statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than Friday, January 1, 2010, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us no less than 75 or more than 105 days before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company.  Accordingly, stockholders who wish to nominate persons for election as directors or bring other proposals outside of Rule 14a-8 at the 2010 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before Friday, March 19, 2010, but no sooner than Wednesday, February 17, 2010, to be considered “timely” within the meaning of Rule 14a-4. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Proposals or nominations not meeting these requirements will not be entertained at the 2010 Annual Meeting.

ADDITIONAL INFORMATION

Board Meetings and Committees

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2008, the Board of Directors held six meetings and acted on three occasions by unanimous consent. The Board has Audit, Compensation and Nominating & Corporate Governance committees. All directors attended at least 75% of the meetings of the Board and the committees of which they were members, which were held during the period in which each such director served in that capacity.

Board Committees

The following table sets forth the composition of each of our Board committees as of the date of this proxy statement.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Warren H. Haber (Chairman)	Christopher J. Nassetta (Chairman)	Josiah O. Low, III (Chairman)
Michael J. Glosserman	David Bonderman	Michael R. Klein
Josiah O. Low, III	Warren H. Haber Michael R. Klein	Christopher J. Nassetta

Audit Committee.  The Audit Committee is currently composed of Warren H. Haber (Chairman), Michael J. Glosserman and Josiah O. Low, III. CoStar’s Board has determined that each of the members of our Audit Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In addition, the Board has determined that Committee members Haber, Glosserman and Low are each “audit committee financial experts,” as defined by regulations promulgated by the SEC.  Catherine B. Reynolds served on the Company’s Board in 2008 until the annual stockholder’s meeting held on June 10, 2008.  During that time, Ms. Reynolds served on the Company’s Audit Committee.  CoStar’s Board previously determined that Ms. Reynolds was independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  During 2008, the Audit Committee met four times and acted on one occasion by unanimous written consent. The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The members of the Compensation Committee are Christopher J. Nassetta (Chairman), David Bonderman, Warren H. Haber and Michael R. Klein. CoStar’s Board has determined that each of the members of our Compensation Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In 2008, the Compensation Committee met two times and acted on one occasion by unanimous written consent. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to produce the Compensation Committee report on executive compensation for inclusion in the Company’s proxy statement.  The Compensation Committee’s authority and responsibilities include:

•
overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and the recommendations of the CEO;

•	approving stock options and other stock incentive awards for executive officers;
•	reviewing and approving the design of benefit plans pertaining to executive officers;
•	reviewing and recommending employment agreements for executive officers;
•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval; and
•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

In addition, the Board has designated the Compensation Committee as the Administrator of both the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), and the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”).  The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation.  Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering benchmarking data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, products, and potential competition for talent or business.  Most recently, the Compensation Committee retained Towers Perrin in 2006 and again in 2008 and made several changes to the Company’s executive compensation structure based in part on Towers Perrin’s recommendations, as described below in the section titled “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement. Towers Perrin reported directly to the Compensation Committee through its chair, and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation.  In future years, the Compensation Committee plans at its discretion to retain Towers Perrin (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

Nominating & Corporate Governance Committee.  The members of the Nominating & Corporate Governance Committee are Josiah O. Low, III (Chairman), Michael R. Klein and Christopher J. Nassetta. CoStar’s Board has determined that each of the members of our Nominating & Corporate Governance Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. In 2008, the Nominating & Corporate Governance Committee met one time and acted on one occasion by unanimous written consent.  The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders subject to such recommendations being made in accordance with CoStar’s Amended and Restated Bylaws and applicable laws. Specifically, any stockholder recommendation for a nominee for director to be voted upon at the 2010 Annual Meeting of Stockholders should be submitted in writing to our Corporate Secretary at 2 Bethesda Metro Center, Tenth Floor, Bethesda, MD  20814 no less than 75 nor more than 105 days before the first anniversary date of the preceding year’s annual meeting.  In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company.  Accordingly, stockholders who wish to nominate persons for election as directors at the 2010 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before Friday, March 19, 2010, but no sooner than Wednesday, February 17, 2010.

The stockholder’s submission must include the information required by CoStar’s Amended and Restated Bylaws, including:

(1)
as to each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to be named as a nominee to serve as a director;

(2)
as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of stock of the Company which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Company in writing within five business days after the record date of the class and number of shares owned of record by such stockholder and beneficial owner as of the record date, and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination; and

(3)
as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to the beneficial owner, (a) the class and number of shares of stock of the Company which are beneficially owned by such stockholder or beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Company in writing within five business days after the record date of the class and number of shares beneficially owned by such stockholder or beneficial owner as of the record date, (b) a description of any agreement or understanding with respect to the nomination between such stockholder or beneficial owner and any other person and the stockholder’s agreement to notify the Company in writing within five business days after the record date of any such agreement in effect as of the record date, (c) a description of any agreement or understanding that has been entered into as of the date of the notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to manage risk or benefit from changes in the share price of the Company’s stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to the Company’s stock, and the stockholder’s agreement to notify the Company in writing within five business days after the record date of any such agreement in effect as of the record date, and (d) a representation whether the stockholder or beneficial owner, if any, will engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation and whether such person intends to deliver a proxy statement and/or form of proxy to holders of the Company’s stock.

The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding independence.  The requirements set forth above are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2010 Annual Meeting in accordance with Rule 14a-8, discussed earlier in this proxy statement.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 2 Bethesda Metro Center, Bethesda MD 20814. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board or other appropriate body.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Bonderman, Glosserman, Haber, Low and Nassetta are each independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  Catherine B. Reynolds served on the Company’s Board in 2008 until the annual stockholder’s meeting held on June 10, 2008.  CoStar’s Board previously determined that Ms. Reynolds was independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  In making these independence determinations, the Board determined that none of the independent directors has any direct or indirect relationship with the Company other than his or her relationship as a director.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein.

Policy Regarding Attendance at Annual Meetings

CoStar encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2008, Mr. Florance attended the Annual Meeting of Stockholders.

Codes of Conduct

CoStar has adopted a Code of Conduct for its directors. In addition, CoStar has adopted a separate Code of Conduct for its officers and employees, including its principal executive officer and principal financial officer. Copies of each of these codes may be found in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB in Rule 3526, and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

By the Audit Committee
of the Board of Directors
April 21, 2009

Warren H. Haber, Chairman
Michael J. Glosserman
Josiah O. Low, III

Director Compensation

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and subsequently recommends director compensation and any changes to such compensation to the Board for approval.  The Board annually reviews and approves director compensation for Board and committee services based on the recommendations of the Compensation Committee.  Current director compensation is set out below.

Board Fees.  Each director, other than the Chairman of the Board and any employee director, receives $20,000 annually as compensation for serving on the Company’s Board.

Attendance Fees.  Each director, other than the Chairman of the Board and any employee director, receives $2,000 for each meeting of the Board attended in person or by telephone. Attendance fees are not paid for special meetings attended by telephone or other similar means of remote communication.

Chairman.  The Chairman of the Board receives $120,000 annually as compensation for services that he is required to perform in his role as Chairman.

Stock Grants.  Annually on the date of the first regular Board meeting following the annual meeting of stockholders: (a) each non-employee Board member is entitled to receive a restricted stock grant worth at least $72,000 on the date of grant; (b) the Chairperson of the Audit Committee is entitled to receive a restricted stock grant worth at least $30,000 on the date of grant; (c) each member of the Audit Committee (other than the Chairperson) is entitled to receive a restricted stock grant worth at least $15,000 on the date of grant; and (d) the Chairperson of each of the Compensation and Nominating & Corporate Governance Committees of the Company is entitled to receive a restricted stock grant worth at least $15,000 on the date of grant. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.  Each award vests in equal increments on each of the first four anniversaries of the date of grant, as long as the director is still serving on our Board on the respective vesting date.

Pursuant to the Company’s 2007 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse.  For more detailed information, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on page 39.  Further, under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Company’s Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Expenses.  Each director is entitled to reimbursement of his expenses for serving as a member of our Board, including expenses in connection with attending each meeting of the Board and each meeting of any committee.

Director Compensation Table for Fiscal Year 2008

The following Director Compensation table shows the compensation we paid in 2008 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		Option Awards(2) ($)		Total ($)
Michael R. Klein, Chairman	$120,000	$59,730		$7,120		$186,849
David Bonderman	$26,000	$59,730		$7,120		$92,849
Michael J. Glosserman	$20,111	$7,028		$0		$27,139
Warren H. Haber	$28,000	$84,608		$9,968		$122,575
Josiah O. Low, III	$28,000	$84,608		$8,544		$121,151
Christopher J. Nassetta	$28,000	$72,173		$7,120		$107,293
Catherine B. Reynolds(3)	$12,000	$(6,264	)(4)	$(15,391	)(4)	$(9,656	)(4)
__________

(1)	This column shows the amount of cash compensation earned in 2008 for Board and Committee service.
(2)
This column shows the compensation cost  recognized in the Company’s 2008 financial statements for  reporting purposes with respect to restricted stock granted in 2008 and prior years or stock options granted in prior fiscal years, as applicable, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), as modified or supplemented (“SFAS 123(R)”), except no assumptions for forfeitures were included.  Additional information related the assumptions used in calculating these values may be found in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2008 and the full grant date fair value of each award under SFAS 123(R), as well as the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2008.  Ms. Reynolds, whose service on the Board terminated on June 10, 2008, did not receive a grant of restricted stock in 2008.  Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $55.07 on September 4, 2008.

Name	Number of Shares of Restricted Stock Granted 9/4/08	Grant Date Fair Value of Stock Awards Granted 9/4/08	Aggregate Shares of Restricted Stock Held as of 12/31/08	Aggregate Stock Options Held as of 12/31/08
Michael R. Klein, Chairman	1,308	$72,032	3,635	19,000
David Bonderman	1,308	$72,032	3,635	20,000
Michael J. Glosserman	1,580	$87,011	1,580	0
Warren H. Haber	1,853	$102,045	5,149	28,000
Josiah O. Low, III	1,853	$102,045	5,149	22,000
Christopher J. Nassetta	1,580	$87,011	4,392	15,000
Catherine B. Reynolds	0	$0	0	0

(3)	Ms. Reynolds did not seek reelection to the Board at our 2008 annual meeting. Therefore, her service as a director of the Company ended effective June 10, 2008.
(4)
The Company expenses the compensation cost associated with restricted stock and option awards over the applicable vesting period.  Forfeiture of an award due to termination of service as a director results in a reversal of the expense for the portion of the award that did not vest.  The negative number reported with respect to the awards granted to Ms. Reynolds represents the reversal of the amount previously expensed with respect to the portion of the award forfeited.

Executive Officers and Key Employees

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)		Position
Andrew C. Florance*	45	22		Chief Executive Officer, President and Director
Brian J. Radecki*	38	12		Chief Financial Officer and Treasurer
John Stanfill*	41	14		Sr. Vice President of Sales and Customer Service
Jennifer L. Kitchen*	36	15		Sr. Vice President of Research
Paul Marples*	47	8	(3)	Managing Director, CoStar UK Limited
Jonathan Coleman	44	9		General Counsel and Secretary
Frank Simuro	42	10		Chief Information Officer
Daniel Kimball	34	3		Vice President of Marketing
Craig Farrington	51	26	(3)	Vice President of Research
Dean Violagis	42	20		Vice President of Research
____________

*     Executive Officer.

(1)	Age determined as of June 1, 2009.
(2)	Years of service include the current year of service.
(3)	Includes years of service with acquired companies.

Information about Mr. Florance appears above under “Item 1 — Election of Directors.” Information about each of the other individuals appears below.

Brian J. Radecki, our Chief Financial Officer and Treasurer, joined the Company in 1997 as our Corporate Controller.  Prior to his appointment as Chief Financial Officer in 2007, Mr. Radecki served as Vice President of Research Operations, the Company’s largest operating area, and before that he was Director of Accounting and Finance where he was involved in every aspect of the Company's accounting and finance functions in the United States and United Kingdom.  From February 2000 until February 2001, Mr. Radecki was Chief Financial Officer of Comps, Inc. (formerly a wholly owned subsidiary of the Company). Before joining CoStar, Mr. Radecki was the Accounting Manager at Axent Technologies, Inc. (“Axent”), a publicly-held international security software company. Prior to Axent, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, in Buffalo, NY. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

John Stanfill, our Senior Vice President of Sales & Customer Service, joined us in June 1995 as an Account Executive for the New York City market.  Since then, he has held positions of increasing responsibility at CoStar, ranging from positions in business development and national market expansion to management of the Company’s Inside Sales Division.  Before being appointed Senior Vice President of Sales & Customer Service in June 2008, Mr. Stanfill held the position of Senior Vice President of Marketing & Product Management from January 2008 to June 2008.  Mr. Stanfill received a B.A. from Boston University.

Jennifer L. Kitchen, our Senior Vice President of Research, joined CoStar in 1994 as a research analyst for the Company’s first New York City research team.  Prior to her appointment as Senior Vice President of Research in 2006, Ms. Kitchen held management positions with increasing responsibility.  Between 1995 and 1997, she led CoStar’s research expansion into the Los Angeles market and managed its research operations on the West Coast. In 1998, Ms. Kitchen established CoStar’s first field research and photography operations and was subsequently promoted to Director of Field Research and Photography. She was appointed Vice President of Field Research in 2004, where she led the Company’s overall field operations for collecting building-level data and photographing properties throughout the United States. Ms. Kitchen is currently responsible for our entire research operations. Ms. Kitchen holds a B.A. in history from Wellesley College.

Paul Marples, the Managing Director of our U.K. subsidiary, CoStar UK Limited, is in charge of our CoStar FOCUS service and our European operations.  Mr. Marples joined us upon the acquisition of Property Investment Exchange Limited (“Propex”) in February 2007.  Mr. Marples previously served as Managing Director of Propex from 2001 to 2007. Mr. Marples began his career in the commercial property industry in 1984, as a Chartered Surveyor for Weatherall Green and Smith (Atisreal) in London and Spain. From 1984 to 1996, Mr. Marples rose from Chartered Surveyor to Partner (London) to Managing Director (Spain) of Weatherall Green and Smith. In 1996, he established Brown Cooper Marples (BCM), a London-based investment brokerage firm where he served as Managing Director, before helping launch Propex beginning in 2001 through the consolidation of a number of property-related, Internet-based businesses. Mr. Marples received a M.A. in geography from Oxford University.

Jonathan Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frank Simuro, our Chief Information Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Daniel Kimball, our Vice President of Marketing, joined us in January 2007 as Senior Director of Ecommerce. He has served as Vice President of Marketing since January 2008. From December 2005 to January 2007, Mr. Kimball was Director of Interactive Marketing at Educap, a student lending firm. Prior to that, Mr. Kimball was a Marketing Director at Capital One Financial, where he was tasked with driving new business for the company’s auto insurance business. Mr. Kimball received a B.A. in philosophy from Colgate University.

Craig S. Farrington, our Vice President of Research, joined the Company as a result of the merger of COMPS.COM and CoStar Group, Inc. in February 2000. Mr. Farrington is responsible for our San Diego, California research operations and has product management responsibility for CoStar COMPS®. Mr. Farrington joined COMPS.COM in 1983, where he served in various senior management roles throughout the company, including Vice President of Marketing and Product Development. Mr. Farrington received a B.A. in business and economics from Westmont College.

Dean L. Violagis, our Vice President of Research, joined us in 1989 as a research analyst. He has served as Vice President of Research since May 1996.  Over the years, he has been involved in the Company’s geographic market expansion. Mr. Violagis is responsible for our Bethesda, Maryland research operations. Mr. Violagis received a B.A. in real estate finance from American University.

Stock Ownership Information

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2009, unless otherwise noted, by:

•
our Chief Executive Officer and President, our Chief Financial Officer, the three most highly compensated executive officers of the Company (other than the CEO and CFO) who were serving as executive officers on December 31, 2008, consisting of our three other executive officers (whom we refer to collectively in this proxy statement as the “named executive officers”);

•	each of our current directors and a former director who served in that capacity during 2008;

•
each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based solely upon Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	all of our named executive officers and our current directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	926,055	4.69%
Andrew C. Florance(3)	460,108	2.30%
Brian J. Radecki(4)	40,335	*
John Stanfill(5)	57,448	*
Jennifer L. Kitchen(6)	27,508	*
Paul Marples(7)	25,403	*
David Bonderman(8)	287,047	1.45%
Michael J. Glosserman(9)	1,580	*
Warren H. Haber(10)	119,887	*
Josiah O. Low, III(11)	37,577	*
Christopher J. Nassetta(12)	22,316	*
Catherine B. Reynolds(13)	0	—
Barclays Global Investors and related entities(14)	1,133,847	5.75%
Baron Capital Group, Inc and related entities and persons(15)	1,925,600	9.76%
FMR LLC and Edward C. Johnson 3d(16)	1,465,566	7.43%
Janus Capital Management LLC(17)	1,567,152	7.94%
Morgan Stanley and related entity(18)	2,189,497	11.10%
TimesSquare Capital Management, LLC(19)	1,410,589	7.15%
Waddell & Reed Financial, Inc. and related entities(20)	1,145,692	5.81%
All directors and named executive officers as a group (11 persons)(21)	2,005,264	9.97%
____________

(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2009, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the indicated shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2009, the Company had 19,725,101 shares of common stock outstanding.

(2)	Includes 19,000 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 3,635 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 238,225 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 89,797 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 15,041 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 21,357 shares of restricted stock that are subject to vesting restrictions.

(5)	Includes 6,750 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 47,745 shares of restricted stock that are subject to vesting restrictions.

(6)	Includes 16,299 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 9,815 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 1,766 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 9,600 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 20,000 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 3,635 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 1,580 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 20,000 shares held by Mr. Haber’s adult son for which Mr. Haber disclaims beneficial ownership. Also includes 28,000 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 5,149 shares of restricted stock that are subject to vesting restrictions.

(11)
Includes 1,000 shares held by Mr. Low’s spouse for which Mr. Low disclaims beneficial ownership. Also includes 22,000 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 5,149 shares of restricted stock that are subject to vesting restrictions.

(12)	Includes 15,000 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 4,392 shares of restricted stock that are subject to vesting restrictions.

(13)	Ms. Reynolds did not seek reelection to the Board at our 2008 annual meeting. Therefore, her service as a director of the Company ended effective June 10, 2008.

(14)
Based on a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG on February 5, 2009.  Barclays Global Investors, NA had sole voting power with respect to 609,548 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 691,062 shares.  Barclays Global Fund Advisors had sole voting and sole dispositive power with respect to 442,785 shares, and shared voting and shared dispositive power with respect to no shares.  None of Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG had any voting or dispositive power.  The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105.

(15)
Based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 12, 2009. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,715,100 shares, and shared dispositive power with respect to 1,925,600 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,613,000 shares, and shared dispositive power with respect to 1,819,000 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 102,100 shares, and shared dispositive power with respect to 106,600 shares. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address of the reporting person is 767 Fifth Avenue, New York, NY 10153.

(16)
Based on a Schedule 13G/A filed by FMR LLC on February 17, 2009. The reporting person had sole voting power with respect to 2,064 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,465,566 shares, and shared dispositive power with respect to no shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,463,502 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 996,400 shares or 5.05% of the common stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,463,502 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of the reporting person is 82 Devonshire Street, Boston, MA 02109.

(17)
Based on a Schedule 13G/A filed by Janus Capital Management LLC (“Janus Capital”) on February 17, 2009. The reporting person had sole voting and sole dispositive power with respect to 1,567,152 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.  Janus Capital has a direct 89.9% ownership stake in INTECH Investment Management (“INTECH”) and a direct 78.4% ownership stake in Perkins Investment Management LLC (“Perkins”).  Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated in their Schedule 13G/A.

(18)
Based on a Schedule 13G/A filed by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 17, 2009. Morgan Stanley had sole voting power with respect to 2,005,267 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 2,189,497 shares.  Morgan Stanley Investment Management Inc. had sole voting power with respect to 1,521,266 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,620,816 shares.  The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley.  The address of the reporting person is 1585 Broadway, New York, NY 10036, and the address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY  10036.

(19)
Based on a Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 9, 2009. The reporting person had sole voting power with respect to 1,278,189 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,410,589 shares. The address of the reporting person is 1177 Avenue of the Americas — 39th Floor, New York, NY 10036.

(20)
Based on a Schedule 13G/A filed by Ivy Investment Management Company (“IICO”), Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Financial Services, Inc. (“WRFSI”), and Waddell & Reed Financial, Inc. (“WDR”) on February 4, 2009.  IICO had sole voting and sole dispositive power with respect to 111,669 shares, and shared voting and shared dispositive power with respect to no shares. WRIMCO, WRI and WRFSI had sole voting and sole dispositive power with respect to 1,034,023 shares, and shared voting and shared dispositive power with respect to no shares.  WDR had sole voting and sole dispositive power with respect to 1,145,692 shares, and shared voting and shared dispositive power with respect to no shares.  The securities reported on in the Schedule 13G/A are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR or WRIMCO, an investment advisory subsidiary of WRI.  WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company.  In turn WRFSI is a subsidiary of WDR, a publicly traded company.  The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients.  The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power.  Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.  Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by the Schedule 13G/A.  The address of the reporting person is 6300 Lamar Avenue, Overland Park, KS 66202.

(21)
Includes 382,081 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 201,854 shares of restricted stock that are subject to vesting restrictions.  Beneficial ownership of shares by Ms. Reynolds, a former director who served in that capacity until the Company’s 2008 annual meeting, is set forth individually in the beneficial ownership table above, but is not included in the aggregate number of shares held by directors and named executive officers.

Plan Shares Outstanding

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	815,586	$33.98	879,267
__________

(1)
The Company’s 1998 Plan and the Company’s 2007 Plan, provide for various types of awards, including options and restricted stock grants.  In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.  The 1998 Plan continues to govern unexercised and unexpired awards issued under the 1998 Plan prior to June 7, 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Nassetta, Bonderman, Haber and Klein, the current members of the Compensation Committee, are each non-employee directors. Mr. Klein serves as the Chairman of the Board of the Company. During 2008, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During 2008, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2009 proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

By the Compensation Committee
of the Board of Directors

Christopher J. Nassetta, Chairman
Warren H. Haber
David Bonderman
Michael R. Klein

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Committee operates under a written charter approved by the Board.  For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this proxy statement titled “Additional Information—Board Meetings and Committees—Compensation Committee” on page 7.  The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company.

The Company’s executive compensation program seeks to

•	link executive compensation with the achievement of overall corporate goals,
•	encourage and reward superior performance, and
•	assist the Company in attracting, motivating and retaining talented executives.

Accordingly, executive compensation is structured to ensure that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders.  For example, as discussed below, a major portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s revenue growth objectives, earnings objectives and stock performance. The Committee also recognizes that the market for executives in the commercial real estate information services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

Determination of Executive Compensation

As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package.  Our Chief Executive Officer and Chief Financial Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) executive compensation.  The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, certain internal pay equity considerations and long-term potential to enhance stockholder value.  Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee also retains independent compensation consulting firms to assist it in gathering benchmarking data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, products and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies helps to ensure that the total compensation provided to the Company’s named executive officers is set at an appropriate level to reward, attract and retain top performers over the long term.

The Committee engaged an independent compensation consultant, Towers Perrin, in 2006 and again in 2008 to provide peer data and to assess the competitiveness of the Company’s executive compensation program.  The Committee’s decisions regarding executive compensation for 2008 were based in part on Towers Perrin’s recommendations resulting from its May 2006 engagement and in part from its 2008 engagement.  The details of the Company’s executive compensation structure for 2008 are discussed below.  The Committee made several additional changes to the Company’s executive compensation program beginning in 2009 based on Towers Perrin’s recommendations in 2008, which are also summarized below.

As referenced above, in 2006 and in 2008, the Committee retained the independent consulting firm of Towers Perrin to assess the competitiveness of the Company’s executive pay structure and to identify potential modifications based on market practices and trends, the Company’s business priorities, structure and growth expectations, and views of management and the Committee. In each case, Towers Perrin reported directly to the Committee through its chair, and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation.  In future years, the Committee plans at its discretion to retain Towers Perrin (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in 2006, based upon the recommendation of Towers Perrin, as comparable to the Company in terms of market capitalization and annual revenues, and in terms of product and potential competition for talent or business:

• Advent Software, Inc.	• The Medicines Company
• Advisory Board Company	• Myogen Inc.
• ANSYS Inc.	• Onyx Pharmaceuticals Inc.
• Atwood Oceanics Inc.	• Quality Systems Inc.
• Brookline Bancorp Inc.	• Shuffle Master Inc.
• Commercial Net Lease Realty	• Sycamore Networks Inc.
• Cyberonics Inc.	• TALX Corp.
• Entertainment Properties Trust	• Theravance Inc.
• Idenix Pharmaceuticals Inc.	• TrustCo Bank Corp NY
• Immucor Inc.	• CSG Systems International Inc.
• IXIA	• Infocrossing Inc.
• LCA-Vision Inc	• LoopNet Inc.
• Matria Healthcare Inc	• Move Inc.

The Towers Perrin study also considered general industry pay data (based on a survey prepared by Towers Perrin) for comparably sized companies based on annual revenues, as well as data processing and information services industry pay data.  The Committee was not made aware of the names of the companies who participated in Towers Perrin’s surveys of general industry pay data and data processing and information services industry pay data.

The Committee utilized peer company and survey data as presented by Towers Perrin in 2006 when evaluating the executives’ base salary, total cash compensation (base salary and bonus), and total compensation (base salary, bonus and expected value at grant of long-term incentives) for 2007.  In general, the Committee determined that each element of executive compensation was market competitive if it fell within +/- 15% of the median levels of peer company and/or survey data provided by Towers Perrin.  Named executive officers’ base salary and cash incentive awards for 2008 were based on the metrics put in place effective in 2007.

In connection with its engagement in 2008, Towers Perrin recommended a revised list of peer companies.  The following is the list of peer companies selected and approved, based upon the recommendation of Towers Perrin, as comparable to the Company in terms of market capitalization and annual revenues, and in terms of business model and financial performance.

• Advent Software, Inc.	• Liquidity Services Inc.
• Advisory Board Company	• LoopNet Inc.
• Arbitron Inc.	• Morningstar Inc.
• Allscripts-Misys Healthcare Solutions Inc.	• Move Inc.
• Bankrate Inc.	• MSCI Inc.
• comScore Inc.	• NeuStar Inc.
• Corporate Executive Board Company	• Omniture Inc.
• DealerTrack Holdings Inc.	• Riskmetrics Group Inc.
• Digital River Inc.	• Salary.com Inc.
• ExlService Holdings Inc.	• Solera Holdings Inc.
• FactSet Research Systems Inc.	• TradeStation Group Inc.
• Forrester Research Inc.	• Travelzoo Inc.
• Global Traffic Network Inc. • Harris Interactive Inc. • Lionbridge Technologies Inc.	• Ultimate Software Group Inc. • WebMD Health Corp. • Wright Express Corp.

The 2008 Towers Perrin study also considered general industry executive compensation data from a survey prepared by Towers Perrin, size-adjusted based on CoStar’s annual revenues.  Where size-adjusted data was not available in the Towers Perrin survey data, Towers Perrin referred to data compiled from general compensation surveys conducted by Watson Wyatt and Mercer.  The Committee was not made aware of the names of the companies who participated in Towers Perrin’s survey of general industry executive compensation data or that were considered in the Watson Wyatt and Mercer surveys.

Where available, the Committee utilized peer company data presented by Towers Perrin as the primary competitive benchmark when evaluating the executives’ long-term incentive awards for 2008 performance, as discussed in more detail below.  In those cases where peer data was unavailable, the Committee took into account previous equity awards to the respective named executive officers as well as internal pay equity considerations.

Towers Perrin’s preliminary findings and recommendations from its engagement in 2008 were presented to Mr. Nassetta in late 2008 and to the full Committee in February 2009. On March 2, 2009, after having discussed the Towers Perrin study and its recommendations, the Committee adjusted the long-term incentive target award values for certain named executive officers, as discussed below.

The Committee has designed the executive compensation program to align executives’ compensation with the Company’s performance and to enable the Company to attract, motivate and retain talented executives.  The Committee reevaluates and approves executive compensation each year and, as indicated above, may retain consulting firms in the future to assist with updating or performing studies to be used to assist with executive compensation decisions.

Elements of the Compensation Program

The Company’s executive compensation program consists primarily of base salary, annual cash bonuses and an annual award of restricted stock and stock options.  Additionally, each of our U.S. named executive officers are eligible to receive compensation in the form of a Company 401(k) match, as well as health insurance and similar benefits that are generally available to the Company’s U.S. employees, and our U.K. named executive officer is eligible to receive compensation in the form of a pension scheme contribution to a defined contribution plan and Company-paid private medical insurance. As discussed more fully below, our Senior Vice President of Sales and Customer Service, John Stanfill, is eligible to receive commission payments based on monthly production of our U.S. sales force as a component of his total compensation.

The Company has an employment arrangement with each of its named executive officers that specifies a named executive officer’s base salary, annual cash bonus based on a percentage of base compensation subject to achievement of individual and corporate goals, and equity awards (including restricted stock subject to achievement of corporate goals and stock options), which may vest over time and/or in full after a specified period of time. Each of these components is discussed in further detail below. Overall, the Company strives to motivate its executives with straightforward, transparent and competitive compensation arrangements intended to reward excellent individual and corporate performance and enhance stockholder value.

Base Salaries

Named executive officers’ base salaries set a minimum level of compensation for performance.  Salary levels are reviewed annually by the Committee.  In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company and data on market base salary and total compensation levels (including Towers Perrin peer group and survey data).  In early 2008, the Committee reviewed 2007 base salaries and determined to increase salaries for 2008 for the named executive officers (other than Mr. Stanfill, who was not an executive officer at that time) by 4% over their salaries for 2007 primarily to account for cost of living adjustments.  Mr. Stanfill was appointed Senior Vice President of Sales and Customer Service effective June 16, 2008.  Mr. Stanfill received an 11% increase in his base salary to bring it within a market competitive range, to account for internal pay equity considerations and in recognition of his new responsibilities as a member of the executive team.  As a result of these increases, the annual base salaries of our named executive officers effective as of January 1, 2008 (for all named executive officers other than Mr. Stanfill), were as follows:

Name	Title	Annual Base Salary
Andrew Florance	President & CEO	$456,560
Brian Radecki	CFO & Treasurer	$249,600
John Stanfill	Sr. Vice President, Sales & Customer Service	$250,000	(1)
Jennifer Kitchen	Sr. Vice President, Research	$197,600
Paul Marples	Managing Director, CoStar UK Limited	$273,728	(2)

(1)	Mr. Stanfill’s base salary was effective June 16, 2008, upon his appointment as Senior Vice President of Sales and Customer Service.
(2)
All dollar amounts listed for Mr. Marples have been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for period from January 1, 2008 to December 31, 2008.

In light of the current global economic environment, the Company temporarily suspended pay increases for all employees at the Company in order to stabilize costs and minimize new spending.  Accordingly, the Committee did not award pay increases to the named executive officers for 2009, and their 2009 base salaries are the same as those for 2008.

Annual Cash Incentive Plan

The Committee administers an annual cash incentive plan under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers, based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee also determines the target percentages of base pay for each named executive officer and the weighting of the various individual and Company financial goals, which may vary among the named executive officers by position due to functional accountability and responsibility and are subject to change from year to year, based upon recommendations from our Chief Executive Officer and Chief Financial Officer. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established.  These performance goals are intended to provide named executive officers with incentive to achieve the Company’s financial and operating goals.  After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance.  The following table shows each named executive officer’s fiscal 2008 minimum, target, and maximum awards, which are expressed as a percentage of his or her base salary:

Name	Title	Minimum	Target	Maximum
Andrew C. Florance	President & CEO	0%	75%	150%
Brian J. Radecki	CFO & Treasurer	0%	40%	80%
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	0%	25%	50%
Jennifer L. Kitchen	Sr. Vice President, Research	0%	55%	110%
Paul Marples	Managing Director, CoStar UK Limited	0%	40%	80%

(1)
During 2008, Mr. Stanfill served as Senior Vice President of Marketing through June 16, 2008, at which point he was appointed Senior Vice President of Sales & Customer Service, which is an executive officer position.  Mr. Stanfill’s cash incentive award targets and weighting differ depending on the position held during the year.  While in the position of Senior Vice President of Marketing, his minimum was 0%, target was 40% and maximum was 80%.  Mr. Stanfill’s payout for 2008 was based on the targets in place and goals achieved throughout the year and prorated for the time spent in each role.  Mr. Stanfill’s target percentage is currently lower relative to other named executive officers because he is eligible to receive commission payments based on achievement of performance objectives described below.

These targets generally represent compensation in the 50th to 75th percentile of the 2006 Towers Perrin market data for annual cash bonuses and were determined based primarily on peer group and survey data, previous cash incentive awards granted (if applicable) and internal pay equity considerations. The target amounts for the 2008 cash incentive awards were not increased from 2007 target amounts.  The annual cash incentive plan provides each named executive officer with the potential to earn up to 200% of their target for exceptional performance as measured against pre-established metrics and goals, each of which is discussed below.

Named executive officers may earn an incentive bonus equal to, greater than or less than the target percentage of his or her base salary depending on whether the individual and the Company achieve the performance objectives. These objectives include individual qualitative performance goals, as well as Company-wide financial goals. For 2008, the Committee selected Company-wide financial goals based on the Company’s achievement of:  (1) annual revenue targets included in the Company’s 2008 operating plan approved by the Company’s Board at the beginning of 2008 (the “2008 Operating Plan”); and (2) net income (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) targets included in the 2008 Operating Plan, with no adjustment to eliminate equity charges.  EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.  These financial goals were selected by the Committee to focus on enhancing stockholder value.

The individual performance goals established for the named executive officers at the beginning of 2008 and those implemented for Mr. Stanfill upon his promotion to Senior Vice President, Sales & Customer Service are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year.  The measures and the relative weighting of individual and financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the year.  The Chief Executive Officer reviews and proposes any changes to the measures and the weighting of each one for approval by the Committee based on the Company’s current strategic initiatives and corporate objectives.  The weighting of the individual and corporate objectives for the named executive officers for 2008 is shown in the table below.

2008 Performance Against Corporate and Individual Objectives

In March 2009, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2008. Information regarding the target percentages of base salary for each named executive officer’s 2008 cash incentive award, percentage of target achieved and actual 2008 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2008, are shown in the table below.  A description of 2008 performance against the corporate and individual objectives follows the table.

2008 Annual Cash Incentive Awards

Name	Title	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)	Individual Goals as a % of TargetAward	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance	President & CEO	75%	145.9%	109.4%	$499,493	0%	30%	70%
Brian J. Radecki	CFO & Treasurer	40%	153.3%	61.3%	$153,059	20%	20%	60%
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	25%	90.0%	22.5%	$30,469	100%	0%	0%
	Sr. Vice President, Marketing	40%	96.0%	38.4%	$39,582	35%	40%	25%
Jennifer L. Kitchen	Sr. Vice President, Research	55%	121.8%	67.0%	$132,331	30%	20%	50%
Paul Marples(2)	Managing Director, CoStar UK Limited	40%	22.0%	8.8%	$23,770	20%	30%	50%

(1)
During 2008, Mr. Stanfill served as Senior Vice President of Marketing through June 16, 2008, at which point he was appointed Senior Vice President of Sales & Customer Service, which is an executive officer position.  Mr. Stanfill’s cash incentive award targets and weighting differ depending on the position held during the year.  The amounts paid were prorated for the amount of time Mr. Stanfill served in each such position.  As Senior Vice President of Sales & Customer Service, Mr. Stanfill’s cash incentive award is based solely on his individual goals because he is entitled to commission payments based on a percentage of the Company’s monthly net new subscription contract amounts.

(2)
Mr. Marples financial goals for 2008 are based on CoStar UK Limited, a wholly owned subsidiary of the Company, achieving (a) annual revenue targets included in the Company’s 2008 Operating Plan approved by the Company’s Board at the beginning of 2008; and (b) EBITDA targets included in that 2008 Operating Plan.  All dollar amounts listed for Mr. Marples have been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for period from January 1, 2008 to December 31, 2008.

Individual Performance Goals for 2008 Annual Cash Incentive Awards

The Company is not disclosing the named executive officers’ specific individual performance goals because they are based on key short-term operational objectives that would signal the Company’s strategic direction and could be used by competitors to gain insight into market dynamics.   For example, individual performance goals may include the development and release of new services, the implementation of geographic and/or service expansion plans, the implementation of customer service and quality control measures, and database growth objectives.  These individual goals could also be used by competitors to target recruitment of key personnel.

The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging, but realistic to achieve in order to motivate named executive officers to excel and perform at a higher level and to focus on overall corporate objectives.  Named executive officers were entitled to between 0% and 200% credit for the individual performance component of their annual cash incentive, depending upon achievement of established goals for 2008, which percentage credit is then multiplied by the weighting applied for the individual performance component of the cash incentive award.  The Committee determines the credit earned for the individual performance criteria based upon recommendations from our Chief Executive Officer.  The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.  Mr. Florance did not have individual performance goals in 2008 as the Committee currently believes that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award tied completely to the financial performance of the Company.

The table below sets forth the percentage of individual performance goals achieved by each of the named executive officers for 2008 for the annual cash incentive award, as determined by the Committee in early 2009.

Name	Title	Percentage of Individual Performance Goals Achieved
Andrew C. Florance(1)	President & CEO	—
Brian J. Radecki	CFO & Treasurer	150%
John Stanfill(2)	Sr. Vice President, Sales & Customer Service	90%
Jennifer L. Kitchen	Sr. Vice President, Research	60%
Paul Marples	Managing Director, CoStar UK Limited	110%

(1)	Mr. Florance’s 2008 cash incentive award was based solely on corporate revenue and EBITDA targets.
(2)
During 2008, Mr. Stanfill served as Senior Vice President of Marketing through June 16, 2008, at which point he was appointed Senior Vice President of Sales & Customer Service, which is an executive officer position.  Mr. Stanfill’s individual performance goals differed depending on the position held during the year.  Mr. Stanfill achieved 90% of his individual performance goals while in the position of Senior Vice President, Sales and Customer Service and 100% of his individual performance goals while in the position of Senior Vice President, Marketing.

Revenue Target for 2008 Annual Cash Incentive Awards

The revenue target in the 2008 Operating Plan for the named executive officers other than Mr. Marples was $220.1 million, while Mr. Marples revenue target for CoStar UK Limited included in the 2008 Operating Plan was £13.1 million.  Named executive officers were entitled to between 0% and 200% credit for the revenue component of their annual cash incentive, depending upon actual revenue achieved for 2008.  Revenue at target would result in 100% credit for the revenue component of the goals.  Revenue below 95% of the target would result in no credit for the revenue component of the goals.  Revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual annual revenue that falls between 95% and 105% (or more) of the revenue target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting applied for the revenue component of the cash incentive award.  Based on the Company’s $212.4 million of actual revenue for 2008, the named executive officers (other than Mr. Marples) achieved 96.5% of the 2008 revenue target ($220.1 million).  Based on CoStar UK Limited’s £12.0 million of actual revenue for 2008, Mr. Marples received no credit for this component of his award.

EBITDA Target for 2008 Annual Cash Incentive Awards

The EBITDA target in the 2008 Operating Plan for the named executive officers other than Mr. Marples was $47.5 million, while Mr. Marples EBITDA target for CoStar UK Limited included in the 2008 Operating Plan was £89,000.  Named executive officers were entitled to between 0% and 200% credit for the EBITDA component of their annual cash incentive, depending upon actual EBITDA achieved for 2008.  EBITDA at target would result in 100% credit for the EBITDA component of the goals.  EBITDA below 80% of the target would result in no credit for the EBITDA component of the goals.  EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual EBITDA that falls between 80% and 120% (or more) of the EBITDA target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting applied for the EBITDA component of the cash incentive award.  Based on the Company’s EBITDA of $56.6 million for 2008, the named executive officers (other than Mr. Marples) achieved 119.1% of the 2008 EBITDA target ($47.5 million).  Based on CoStar UK Limited’s negative EBITDA for 2008, Mr. Marples received no credit for this component of his award.  EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.

In addition to his 2008 annual cash incentive award, Mr. Marples was awarded a discretionary cash bonus in the amount of $40,517 based on CoStar UK Limited’s achievement of positive EBITDA for the fourth quarter 2008 despite current difficult economic conditions.

2009 Annual Cash Incentive Awards Goals

In March 2009, the Committee determined the relative weighting of individual and financial performance goals for the 2009 cash incentive awards to be paid in early 2010 and revised the credit awarded at threshold performance for the revenue and EBITDA targets.  In an effort to ensure the weightings best support the Company’s current business and strategic objectives, the Committee revised the weightings from those in place for 2008 awards.  The relative weighting of individual and financial performance goals for each of the current named executive officers for 2009 are set forth in the table below:

Name	Title	Individual Goals as a % of Target Award		Revenue Target as a % of Target Award		EBITDA Target as a % of Target Award
Andrew C.Florance	President & CEO	0	%(1)	50%		50%
Brian J. Radecki	CFO & Treasurer	30%		35%		35%
John Stanfill	Sr. Vice President, Sales & Customer Service	100	%(2)	0%		0%
Jennifer L. Kitchen	Sr. Vice President, Research	50%		25%		25%
Paul Marples	Managing Director, CoStar UK Limited	30%		35	%(3)	35	%(3)
_____________

(1)
Based on peer data from the 2008 Towers Perrin study which indicates that more commonly the chief executive officer’s annual incentive is tied solely to corporate results and the Compensation Committee’s determination that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award tied completely to the financial performance of the Company, Mr. Florance, does not have individual performance goals for 2009.

(2)
Mr. Stanfill’s cash incentive award is based solely on his individual goals because he is entitled to commission payments based on a percentage of the Company’s monthly net new subscription contract amounts.

(3)
Mr. Marples financial goals for 2009 are based on CoStar UK Limited, a wholly owned subsidiary of the Company, achieving (1) annual revenue targets included in the Company’s 2009 operating plan approved by the Company’s Board at the beginning of 2009; and (2) EBITDA targets included in that 2009 operating plan.

The Committee did not adjust the target and maximum award values for the named executive officers from 2008 levels.  However, in order to make the annual cash incentive award program more competitive and consistent with those of the Company’s peer group as presented by Towers Perrin in its 2008 study, the Committee adjusted the credit awarded for achievement of the threshold performance for the revenue and EBITDA targets.  Commencing with awards for 2009 payable in 2010, named executive officers will earn 50% of their target for performance at the pre-established threshold for revenue and EBITDA targets.  For performance below threshold, named executive officers receive 0% of the target.  For example, revenue at 95% of the target would result in 50% credit for the revenue component of the goals, while revenue below 95% of the target would result in no credit.  Further, EBITDA at 80% of the target would result in 50% credit for the EBITDA component of the goals, while EBITDA below 80% of the target would result in no credit.  Executives will continue to have the opportunity to earn up to 200% credit for each component of the award.

Commission Payments

In addition to an annual cash incentive award, Mr. Stanfill is entitled to receive monthly commissions based on a percentage of the Company’s monthly net new subscription contract amounts. Mr. Stanfill’s annual cash incentive award target described above is less than other named executive officers because he is entitled to these commission payments. The commission payments provide incentive for Mr. Stanfill to continue to grow the Company’s business and generate revenues, and the rates of payment are set to provide challenging, but achievable goals to motivate Mr. Stanfill to maintain his focus on sales of the Company’s subscription-based services, the Company’s primary source of revenue.  The Company is not disclosing the specific commission rates because they are based on key operational objectives that would signal the Company’s strategic direction and also could be used by competitors to target recruitment of Mr. Stanfill.  Mr. Stanfill did not earn any commission payments for 2008.

Equity Incentive Plan

The Committee has designed the executive equity incentive compensation program to achieve its goal of aligning executive incentives with long-term stockholder value. The Committee believes that equity-based compensation and executive ownership ensures that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer is eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. The grants made to Mr. Stanfill as a result of his promotion to Senior Vice President, Sales & Customer Service and in recognition of his new responsibilities as a member of the executive team are set forth in the “Grants of Plan-Based Awards” table set forth on page 33 of this proxy statement.  As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program, including restricted stock subject to achievement of corporate goals and stock options.

The Committee determined to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program. Restricted stock that vests over time promotes executive retention and focuses executives’ attention on total stockholder return, while stock options also include the potential for significant value appreciation tied to the Company’s stock price. The Committee believes that the use of multi-year vesting periods for equity awards (whether stock options or restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention.

In 2006, the Committee adopted a long-term equity incentive plan designed to measure incremental growth for certain performance targets over the base year of 2006 for each year during a four-year period (i.e., 2007-2010).  The performance measures selected were revenue, EBITDA and stock price and each is weighted equally.  EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.  The Committee chose these metrics for the plan because of its belief that they are the most relevant measures of the Company’s financial performance.  The Company’s executive compensation program, including the long-term equity incentive plan, is subject to change at the Committee’s discretion.  In fact, the Committee decided to revise the current long-term equity incentive plan commencing with grants for 2009 performance, as discussed below under the subheading “2009 Long-Term Equity Compensation Program”.

Under the long-term equity incentive plan put into place in 2006, each year through 2010 the targets for each component increase by a set percentage measured against the base year, as determined by the Committee.  In this manner, annual incremental growth is measured for each financial performance criteria and provides the basis for determining the value of restricted stock granted to a named executive officer for performance in the preceding year.  Executives remain focused on achieving the long-term financial goals by the end of the four-year period because any shares not awarded for any given year are subject to recovery at the end of the fourth year based on performance over the four-year period.  Any awards granted are not subject to forfeiture in the event that the named executive officers do not achieve targets in a subsequent year.  The performance criteria established by the Committee for restricted stock awards granted in early 2008 are described further below under the caption “2007 Performance-Based Stock Awards.”  The performance criteria established by the Committee for restricted stock awards granted in early 2009 are described further below under the caption “2008 Performance-Based Stock Awards.”

The values of the annual performance-based stock awards granted to our named executive officers are based on a target award dollar amount, and vary among named executive officers by position, depending upon individual responsibility and performance, external market and peer group practices and certain internal pay equity considerations, as well as achievement of the performance criteria as described below.  Once the achievement level of each performance target and the total amount of the award for each named executive officer has been determined by the Committee, the number of restricted shares actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock.  The number of shares of restricted stock awarded to each named executive officer is ultimately approved by the Committee and awarded under our 2007 Plan.  The grant date of the annual performance-based stock awards is the date that the Committee approves the grants, and they vest one third on each anniversary date of such grant over three years.  Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual performance-based stock award with an annual award of stock options.  The Committee has determined that the annual option grants will also be based on target award values and vest pro rata over three years, and that the value awarded to each named executive officer will be converted to a number of shares underlying options based on the Towers Perrin recommended value per option, which may be updated from time to time.  The exercise price for each option granted shall be equal to the closing price of the Company’s common stock on the date of grant.

Although the Company does not currently have security ownership requirements or guidelines for its executive officers or directors, the Committee may adopt such ownership requirements in the future.  Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without consent of the Company’s compliance officer. Further, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Target Equity Incentive Awards Granted in 2008

The chart below sets forth the target award values for each of the annual performance-based stock awards granted in 2008 for 2007 performance and the annual stock option awards granted in early 2008. These target award values are subject to change in the future in the discretion of the Committee.  These target award values generally represent values of long-term incentives in the 50th to 75th percentile of the 2006 Towers Perrin market data for long-term equity compensation and were determined based primarily on peer group and survey data and internal pay equity considerations.  The value of restricted stock ultimately awarded to our named executive officers in 2008 for 2007 performance was determined based upon achievement of financial performance criteria as described below.  Each named executive officer had the potential to earn up to 200% of his or her annual restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	President & CEO	$750,000	$750,000
Brian J. Radecki	CFO & Treasurer	$200,000	$200,000
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	—	—
Jennifer L. Kitchen	Sr. Vice President, Research	$100,000	$100,000
Paul Marples	Managing Director, CoStar UK Limited	$100,000	$100,000
_____________

(1)
Mr. Stanfill was not a named executive officer in 2007 and was not eligible to receive an annual restricted stock award based upon 2007 performance or an annual stock option award pursuant to the executive compensation program.  Upon his appointment as Senior Vice President of Sales & Customer Service, Mr. Stanfill’s annual award target values were established as $100,000 for restricted stock and $100,000 for stock options.

2007 Performance-Based Stock Awards

On February 27, 2008, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of certain Company financial goals for 2007 (the “2007 Performance-Based Stock Awards”).  As stated above, in December 2006 the Committee established the financial goals to be used for calculation of the named executive officers’ annual stock awards each year over a four-year period (2007 – 2010).  The three performance metrics selected by the Committee were revenue growth, EBITDA growth and share price growth.  These financial goals reflect a significant level of growth each year over the four-year period and are designed to be challenging for the executives given the Company’s dynamic business environment.  These three goals are equally weighted and the value of a named executive officer’s stock award is determined based on the attainment of each goal.

Revenue Target for 2007 Performance-Based Stock Awards

The annual revenue target for the 2007 Performance-Based Stock Awards was $184.3 million.  Named executive officers were entitled to between 0% and 200% credit for the revenue component of their annual performance-based stock awards, depending upon actual revenue achieved for 2007.  Revenue at target would result in 100% credit for the revenue component of the goals.  Revenue below 95% of the target would result in no credit for the revenue component of the goals.  Revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual annual revenue that falls between 95% and 105% (or more) of the revenue target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the revenue component of the performance-based stock award.  Based on the Company’s $192.8 million of actual revenue for 2007, the named executive officers achieved 104.6% of the 2007 revenue target ($184.3 million).

Adjusted EBITDA Targets for 2007 Performance-Based Stock Awards

The adjusted EBITDA target for the 2007 Performance-Based Stock Awards was $36.4 million.  Named executive officers were entitled to between 0% and 200% credit for the adjusted EBITDA component of their annual performance-based stock awards, depending upon actual adjusted EBITDA achieved for 2007.  Adjusted EBITDA at target would result in 100% credit for the adjusted EBITDA component of the goals.  Adjusted EBITDA below 80% of the target would result in no credit for the adjusted EBITDA component of the goals.  Adjusted EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual adjusted EBITDA that falls between 80% and 120% (or more) of the adjusted EBITDA target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the adjusted EBITDA component of the annual performance-based stock award.  Based on the Company’s adjusted EBITDA of $39.4 million for 2007, the named executive officers achieved 108.3% of the adjusted EBITDA target ($36.4 million).  Adjusted EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization, adjusted to eliminate equity charges.

Stock Price Targets for 2007 Performance-Based Stock Awards

The stock price target for the 2007 Performance-Based Stock Awards was $55.88. Named executive officers were entitled to between 0% and 200% credit for the stock price growth component of their annual performance-based stock award, depending upon actual stock price growth achieved for 2007 (measured as the fourth quarter average). Stock price growth at target would result in 100% credit for the stock price component of the goals.  Stock price growth less than 5% over the base year (2006 for 2007 awards) would result in no credit for the stock price component of the goals. Stock price growth greater than 25% over the base year would not increase the percentage credited for that component of the award above 200%. Accordingly, stock price growth between 5% and 25% (or more) over the base year translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the stock price component of the annual performance-based stock award. Based on the Company’s 2007 fourth quarter average stock price of $53.11, stock price growth was 9.3% over the 2006 fourth quarter average stock price and the named executive officers achieved 95% of the 2007 stock price target.

Based on the performance achieved, each named executive officer received 125.7% of the target stock award value set for that executive.   The 2007 Performance-Based Stock Awards were granted February 27, 2008.  The Committee awarded additional shares of restricted stock to the named executive officers on May 28, 2008 for 2007 performance for amounts due to the named executive officers as a result of a recalculation of the award earned.  The aggregate award value earned by each named executive officer is shown in the table below.  For additional information, see the “Grants of Plan-Based Awards” table on page 33 of this proxy statement.

2007 Performance-Based Stock Awards Granted in 2008

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	President & CEO	$942,590	17,800
Brian J. Radecki	CFO & Treasurer	$251,357	4,800
John Stanfill(2)	Sr. Vice President, Sales & Customer Service	—	—
Jennifer L. Kitchen	Sr. Vice President, Research	$125,679	2,400
Paul Marples	Managing Director, CoStar UK Limited	$125,679	2,400
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($53.11), rounded up to the nearest 100 shares.
(2)
Mr. Stanfill was not a named executive officer in 2007 and was not eligible to receive a restricted stock award under the Company’s executive equity incentive plan in early 2008 for performance in 2007.  Mr. Stanfill’s restricted stock and option grants made as a result of his promotion to Senior Vice President, Sales & Customer Service are set forth in the “Grants of Plan-Based Awards” table on page 33 of this proxy statement.

2008 Stock Option Awards

In 2008, the Committee awarded the named executive officers’ stock options.  The number of shares of common stock underlying the option awards granted to named executive officers was based on the target award values.  The value awarded to each named executive officer was converted to a number of shares underlying options based on the Towers Perrin recommended value per option, which may be updated from time to time.  The exercise price for each option granted is equal to the closing price on the date of grant, which is the date of approval by the Company’s Compensation Committee.  These option grants vest over a period of three years.  The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in early 2008.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	President & CEO	$750,000	39,300
Brian J. Radecki	CFO & Treasurer	$200,000	10,500
John Stanfill(2)	Sr. Vice President, Sales & Customer Service	—	—
Jennifer L. Kitchen	Sr. Vice President, Research	$100,000	5,300
Paul Marples	Managing Director, CoStar UK Limited	$100,000	5,300
_____________

(1)	The number of shares granted is determined by dividing the option award value by the Towers Perrin recommended value per option, rounded up to the nearest 100 shares.
(2)
Mr. Stanfill was not eligible to receive an annual stock option award in early 2008 pursuant to the Company’s executive equity incentive plan.  Mr. Stanfill’s stock and option grants made as a result of his promotion to Senior Vice President, Sales & Customer Service are set forth in the “Grants of Plan-Based Awards” table on page 33 of this proxy statement.

Target Equity Incentive Awards Granted in 2009

The chart below sets forth the target award values for each of the annual performance-based stock awards granted in 2009 for 2008 performance and the stock option awards granted in 2009. The long term equity incentive target award values set by the Committee for 2008 performance (and noted in the chart below) take into account 2008 Towers Perrin peer data where available, as well as previous equity awards to the respective named executive officers and internal pay equity considerations.  The target award value set by the Committee for the Chief Executive Officer falls within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Chief Financial Officer was increased 25 percent over his target award value for 2007 in order to make it more competitive based on the peer data and now falls within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value set by the Committee for the Senior Vice President of Sales and Customer Service does not fall within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data, rather was below that range, because he had received a grant of restricted stock and options upon being promoted to his current role earlier in 2008.  The grants made to Mr. Stanfill in connection with his promotion are set forth in the “Grants of Plan-Based Awards” table in this proxy statement.  The target award values set by the Committee for both the Senior Vice President of Research and Managing Director of CoStar UK Limited were based upon internal pay equity considerations because no peer data was available with respect to long term equity incentive compensation for these positions.  As a result, the target award value set by the Committee for the Senior Vice President of Research was increased 12.5 percent over her target award value for 2007.  The value of restricted stock ultimately awarded to our named executive officers in early 2009 for 2008 performance was determined based upon achievement of financial performance criteria described below.  Each named executive officer had the potential to earn up to 200% of his or her annual restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	President & CEO	$750,000	$750,000
Brian J. Radecki	CFO & Treasurer	$250,000	$250,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$100,000	$100,000
Jennifer L. Kitchen	Sr. Vice President, Research	$112,500	$112,500
Paul Marples	Managing Director, CoStar UK Limited	$100,000	$100,000

2008 Performance-Based Stock Awards

On March 2, 2009, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of certain Company financial goals for 2008 (the “2008 Performance-Based Stock Awards”).  As stated above, the Committee established three equally-weighted financial goals in December 2006 that are used to determine the actual value of annual restricted stock awards granted each year over a four-year period (2007 – 2010).  The goals selected by the Committee are revenue growth, EBITDA growth and share price growth.

Revenue Target for 2008 Performance-Based Stock Awards

The annual revenue target for the 2008 Performance-Based Stock Awards was $213.8 million.  Named executive officers were entitled to between 0% and 200% credit for the revenue component of their annual performance-based stock awards, depending upon actual revenue achieved for 2008.  Revenue at target would result in 100% credit for the revenue component of the goals.  Revenue below 95% of the target would result in no credit for the revenue component of the goals.  Revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual annual revenue that falls between 95% and 105% (or more) of the revenue target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the revenue component of the performance-based stock award.  Based on the Company’s $212.4 million of actual revenue for 2008, the named executive officers achieved 99.4% of the 2008 revenue target ($213.8 million).

EBITDA Target for 2008 Performance-Based Stock Awards

The EBITDA target for the 2008 Performance-Based Stock Awards was $37.3 million.  Named executive officers were entitled to between 0% and 200% credit for the EBITDA component of their annual performance-based stock awards, depending upon actual EBITDA achieved for 2008.  EBITDA at target would result in 100% credit for the EBITDA component of the goals.  EBITDA below 80% of the target would result in no credit for the EBITDA component of the goals.  EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  Accordingly, actual EBITDA that falls between 80% and 120% (or more) of the EBITDA target translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the EBITDA component of the annual performance-based stock award.  Based on the Company’s EBITDA of $56.6 million for 2008, the named executive officers achieved 151.7% of the EBITDA target ($37.3 million). EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.

Stock Price Targets for 2008 Performance-Based Stock Awards

The stock price target for the 2008 Performance-Based Stock Awards is a 15% annual compounded increase over the 2006 base year price of $48.59. Named executive officers were entitled to between 0% and 200% credit for the stock price growth component of their annual performance-based stock award, depending upon actual stock price growth achieved for 2008 (measured as the fourth quarter average). Compounded stock price growth at target would result in 100% credit for the stock price component of the goals.  Compounded stock price growth less than 5% over the base year (2007 for 2008 awards) would result in no credit for the stock price component of the goals. Compounded stock price growth greater than 25% over the base year would not increase the percentage credited for that component of the award above 200%.  Accordingly, compounded stock price growth between 5% and 25% (or more) over the base year translates into a percentage (between 0% and 200%) that is credited for that specific target, which is then multiplied by the weighting (33%) applied for the stock price component of the annual performance-based stock award. Based on the Company’s 2008 fourth quarter average stock price of $33.61, the named executive officers received no credit for this component of the award.

2008 Performance-Based Stock Awards Granted in 2009

For 2008 performance, each named executive officer received 95.7% of his or her target award value. The 2008 Performance-Based Stock Awards were granted March 2, 2009, and the stock award value earned by each named executive officer is shown in the table below.  As these awards were granted in early 2009, any compensation expense associated with these awards is not included in the Summary Compensation Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	President & CEO	$717,535	21,400
Brian J. Radecki	CFO & Treasurer	$239,178	7,200
John Stanfill	Sr. Vice President, Sales & Customer Service	$95,671	2,900
Jennifer L. Kitchen	Sr. Vice President, Research	$107,630	3,300
Paul Marples	Managing Director, CoStar UK Limited	$95,671	2,900
(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($33.61), rounded up to the nearest 100 shares.

2009 Long-Term Equity Compensation Program

The details of the Company’s current long-term incentive program may change in the future to reflect the impact of changes in the Company’s business, executives’ individual performance or relevant new information (e.g., new information about trends in compensation among the Company’s peer groups). For example, the Committee may modify the financial goals that form the basis for the annual performance-based stock grants (e.g. as a result of acquisition activity or unusual or non-recurring accounting transactions).  In fact, based in part on the Towers Perrin study presented to the Committee in early 2009, the Committee recently determined to revise the long-term incentive program to simplify the program, to make the mechanics of the program more transparent and easier to understand, and to better align the program with market practices.  Commencing with 2009 performance-based awards to be granted in 2010, the revenue and EBITDA goals will be aligned with those for the annual cash incentive plan; the stock price goal will be eliminated; the catch up provision will be eliminated (i.e., shares not awarded in previous years are no longer recoverable); and, similar to the annual incentive awards, the minimum award will be adjusted from 0% to 50% of target once the Company achieves the set threshold performance level.  The Committee believes that these changes will simplify the long-term equity incentive program and allow it to retain its focus on long-term retention because one half of the awards are stock options which become valuable only if the Company’s stock price increases over time and all stock option and restricted stock awards vest over three years.  The Committee will determine the actual terms of any future grant of options or restricted stock.

Termination and Change of Control Payments

Except for Messrs. Florance and Marples, each of whom have termination provisions in their respective employment agreements, the Company does not provide significant severance or termination payments to named executive officers.  In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  Pursuant to the Company’s severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims.  All Company employees are at will and unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances.  The Company may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or similar event.  However, the Company’s 1998 and 2007 stock incentive plans provide for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events.  Those rights do not discriminate in scope, terms or operation, in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers.  Details of the potential termination payments for Messrs. Florance and Marples and of the rights triggered under the 1998 and 2007 stock incentive plans in the case of a significant event are set out below in the section entitled “Other Post-Employment Compensation and Potential Payments Upon a Change of Control” beginning on page 37 of this proxy statement.

Continued on next page.

Executive Compensation Tables and Discussion

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2006, 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Andrew C. Florance	2008	$456,154	—		$1,205,505	$907,028	$499,493	$29,575	(3a)	$3,097,755
Chief Executive Officer
and President	2007	$438,352	—		$961,636	$920,332	$404,584	$16,612		$2,741,516

	2006	$399,185	—		$298,758	$419,120	$363,813	$27,999		$1,508,875

Brian J. Radecki (4)	2008	$249,377	—		$211,224	$224,856	$153,059	$15,297	(3b)	$853,813
Chief Financial Officer
and Treasurer	2007	$206,215	—		$109,171	$116,540	$120,845	$12,373		$565,144

John Stanfill (5)	2008	$236,443	—		$294,211	$103,291	$70,051	$12,613	(3b)	$716,608
Sr. Vice President
Sales & Customer Service

Jennifer L. Kitchen	2008	$197,424	—		$103,405	$134,550	$132,331	$12,641	(3b)	$580,351
Sr. Vice President
Research	2007	$190,000	—		$74,425	$143,683	$128,410	$13,556		$550,074

	2006	$125,480	—		$17,335	$88,133	$36,167	$8,837		$275,952

Paul Marples(6)	2008	$268,383	$40,517	(7)	$146,392	$71,341	$23,770	$20,314	(3c)	$570,717
Managing Director,
CoStar UK Limited	2007	$246,485	—		$102,191	—	$140,562	$21,508	(3d)	$510,746

__________

(1)
This column shows the compensation cost recognized for financial statement reporting purposes with respect to each reported year for restricted stock or stock options, as applicable, granted in the respective year and prior years, in accordance with SFAS 123(R), except no assumptions for forfeitures were included. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables.  Assumptions used in calculating the expense for awards granted in 2006 are described in Note 12 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.  Assumptions used in calculating the expense for awards granted in 2007 are described in Note 13 to the audited financial statements in the Company’s Annual Report on  Form 10-K for the period ended December 31, 2007.  Assumptions used in calculating the expense for awards granted in 2008 are described in Note 15 to the audited financial statements in the Company’s Annual Report on  Form 10-K for the period ended December 31, 2008.

(2)
This amount represents the annual cash incentive paid under the Company’s annual incentive bonus plan based on the executive’s achievement of pre-determined individual and Company financial goals.  These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured.  For additional information regarding the annual cash incentives paid for 2008 performance, see “Compensation Discussion and Analysis” at pages 20-23 of this proxy statement.

(3a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2008 plan year, Mr. Florance deferred a portion of his annual compensation and CoStar contributed a matching contribution in the amount of $15,500.  The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.  Mr. Florance also received an aggregate of $12,963 of perquisites in 2008, including family accompaniment while on business travel valued at $10,623 and a parking subsidy valued at $2,340.  Perquisites are valued based on the cost to the Company.

(3b)
Pursuant to the 401(k) Plan, for the respective plan year, the named executive officer deferred a portion of his or her annual compensation and the Company contributed a matching contribution in the amount deferred by each executive officer.  The amount shown is the Company’s matching contribution.

(3c)
Pursuant to a defined contribution scheme available generally to employees of the Company’s wholly owned subsidiary, CoStar UK Limited, Mr. Marples defers a portion of his annual compensation and CoStar UK Limited makes a corresponding contribution in an amount specifically tied to the amount deferred by Mr. Marples, based on the Company’s contribution rules for defined contribution schemes and Mr. Marples employment agreement.  The employer contribution is capped at six percent of the executive’s gross pay. CoStar UK Limited’s corresponding contribution for 2008 was $16,207, based on the conversion rate from British pounds of 1.86, which is the average exchange rate for the period from January 1, 2008 to December 31, 2008.  Executives are entitled to make contributions either to the CoStar UK Limited pension scheme or their personal pension scheme.  Mr. Marples has elected to have his contributions made to his personal pension scheme.  In addition, the Company paid $4,107 based on the conversation rate of 1.86, in health insurance premiums for the benefit of Mr. Marples.

(3d)
CoStar UK Limited’s corresponding contribution to Mr. Marples defined contribution scheme for 2008 was $16,867 based on the conversion rate from British pounds of 2.01, which is the average exchange rate for the period from February 16, 2007 to December 31, 2007.  For a more detailed description of this benefit, please see footnote (4e) immediately above.  In addition, the Company paid $4,641, based on the conversation rate of 2.01, in health insurance premiums for the benefit of Mr. Marples, which amount was inadvertently omitted from the Company’s 2008 proxy statement.

(4)	Mr. Radecki was appointed Chief Financial Officer of the Company in June 2007.
(5)	Mr. Stanfill was appointed an executive officer of the Company in June 2008.
(6)
Mr. Marples was appointed an executive officer of the Company in September 2007.  All dollar amounts listed for Mr. Marples for 2008 have been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for the period from January 1, 2008 to December 31, 2008, and all dollar amounts listed for Mr. Marples for 2007 have been converted from British pounds using a conversion rate of 2.01, which is the average exchange rate for period from February 16, 2007 to December 31, 2007.  Mr. Marples joined the Company on February 16, 2007 as a result of the Company’s acquisition of Propex.

(7)	Mr. Marples was awarded a discretionary bonus based on CoStar UK Limited’s achievement of positive EBITDA for the fourth quarter 2008.

Continued on next page.

Grants of Plan-Based Awards for Fiscal-Year 2008

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards earned by our named executive officers during the year ended December 31, 2008.

		Estimated Possible			All Other		All Other
		Payouts			Stock Awards:		Option Awards:
		Under Non-Equity			Number of		Number of		Exercise or	Grant Date
		Incentive Plan			Shares of		Securities		Base Price	Fair Value
		Awards(1)			Stock or		Underlying		of Option	of Stock and
		Threshold	Target	Maximum	Units(2)		Options(3)		Awards(4)	Option
Name	Grant Date	($)	($)	($)	(#)		(#)		($/Sh)	Awards(5)
Andrew C. Florance		—	$342,420	$684,840
	2/27/08				15,800					$695,042
	5/28/08				2,000	(2a)				$94,720
	2/27/08						39,300		$43.99	$1,050,657

Brian J. Radecki		—	$99,840	$199,680
	2/27/08				4,200					$184,758
	5/28/08				600	(2a)				$28,416
	2/27/08						10,500		$43.99	$280,710

John Stanfill(6)		—	$33,854	$67,708
		—	$41,250	$82,500
	2/13/08				10,000	(2b)				$381,000
	9/4/08				35,000	(2c)	15,000	(2c)	$55.07	$2,429,470

Jennifer L. Kitchen		—	$108,680	$217,360
	2/27/08				2,100					$92,379
	5/28/08				300	(2a)				$14,208
	2/27/08						5,300		$43.99	$141,693

Paul Marples		—	$109,491	$218,982
	2/27/08				2,100					$92,379
	5/28/08				300	(2a)				$14,208
	2/27/08						5,300		$43.99	$141,693
__________

(1)
Except as specifically noted otherwise, amounts in these columns are possible amounts payable under the Company’s cash incentive plan for 2008.  No amount is shown in the “Threshold” column as there is no threshold amount under the plan.  The actual cash payments made in 2009 for 2008 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above.  The Company’s cash incentive plan in effect for 2008 is described more fully in the section titled “Compensation Discussion and Analysis” at pages 20-23 of this proxy statement.

(2)	The amounts shown in this column represent restricted stock awards granted to named executive officers in 2008.
(2a)
Due to a recalculation of the shares earned by and payable to the executive officers under the executive equity incentive plan for performance in 2007, Messrs. Florance, Radecki and Marples and Ms. Kitchen were granted additional shares of restricted stock on May 28, 2008.

(2b)	Mr. Stanfill received a restricted stock grant on February 13, 2008, before being appointed an executive officer, in connection with his appointment as Senior Vice President, Marketing.
(2c)	Mr. Stanfill received restricted stock and option grants on September 4, 2008 in connection with his appointment as Senior Vice President, Sales and Customer Service.
(3)	Amounts shown in this column represent stock options granted to named executive officers on the respective dates.
(4)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.
(5)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with SFAS 123(R).  For a discussion of the assumptions used in calculating the fair value of each award see Note 15 to the audited financial statements in the Company’s Annual Report on  Form 10-K for the period ended December 31, 2008.

(6)
During 2008, Mr. Stanfill served as Senior Vice President of Marketing through June 16, 2008, at which point he was appointed Senior Vice President of Sales and Customer Service, which is an executive officer position.  Mr. Stanfill’s cash incentive award targets and weighting differ depending on the position held during the year.  The first row of estimated possible payouts under non-equity incentive plan awards represents the potential payouts for his service as Senior Vice President of Sales and Customer Service prorated for the six and a half months for which he served in that position.  The second row represents the potential payouts for his service as Senior Vice President of Marketing prorated for the five and a half months for which he served in that position.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

We have employment agreements with Messrs. Florance and Marples, and we have at will employment terms with Mr. Radecki, Mr. Stanfill and Ms. Kitchen.  Our employment agreement with Mr. Florance became effective as of January 1, 1998, and Mr. Marples’ employment agreement became effective February 16, 2007.  Mr. Florance’s employment agreement currently automatically renews for successive one-year terms unless we, or the executive, terminate the agreement.  Mr. Marples’ employment agreement continues in effect until terminated.  All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition.  Mr. Radecki’s current employment terms became effective as of December 1, 1997.  Mr. Stanfill’s current employment terms became effective as of April 25, 2001.  Ms. Kitchen’s current employment terms became effective as of March 6, 2001.

Chief Executive Officer Employment Agreement

Pursuant to his employment agreement, Mr. Florance is entitled to base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed one million dollars (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance.  Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the term.

The Company is permitted to terminate Mr. Florance at any time, without “cause,” upon 60 days written notice, and Mr. Florance may voluntarily terminate for “good reason” upon at least 60 days written notice, at which time Mr. Florance is entitled to severance payments set out in more detail below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”  The acquisition or change of control of the Company is one of the events included within the meaning of the term “good reason” if Mr. Florance terminates his employment within one year after such an event.  If the Company terminates Mr. Florance without cause or Mr. Florance terminates his employment for good reason, all of Mr. Florance’s unvested stock options would immediately vest and Mr. Florance would have 180 days post-termination to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for that portion that could not be accelerated.  Mr. Florance shall also have the right at any time to terminate his employment without good reason upon 180 days written notice to the Company and the Company shall have the right at any time to terminate Mr. Florance for cause.  In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.  In the event of a termination for cause or by Mr. Florance without good reason, Mr. Florance would have 60 days post-termination to exercise all vested options.  “Cause” and “good reason” in the context of Mr. Florance’s employment agreement are defined below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”

Mr. Florance’s employment agreement also provides that in the event of his disability, the Company shall have the right to terminate his employment.  In the event of termination of his employment due to disability or his death, Mr. Florance (or his estate) would be entitled to (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death.  In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed “at will” and through the second anniversary of the date of his termination.

Other Executive Employment Agreements

Pursuant to his executive service contract, Mr. Marples is entitled to base salary, participation in the Company’s stock incentive plan, health and life insurance benefits, disability benefits, Company contributions in an amount that corresponds to his individual contributions to an HMRC (Her Majesty’s Revenue and Customs) approved pension scheme, and twenty-five days of paid vacation per year.  Mr. Marples’ service contract continues until terminated pursuant to the terms of the agreement.  Mr. Marples may terminate his service contract on not less than three months’ prior written notice.  The Company may terminate Mr. Marples’ employment by providing him with six months’ prior written notice or a payment in lieu thereof as described below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”

Further, the Company may terminate Mr. Marples’ service contract immediately upon notice if one of the events listed under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control” below occurs.  In the event of termination by the Company as a result of one of those events, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.  Pursuant to his employment agreement, Mr. Marples is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply for twelve months following termination of employment.

Equity Awards

All grants of equity awards made in 2008 were made under the Company’s 2007 Plan.  In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

Stock options and restricted stock granted to named executive officers in 2008 and restricted stock granted in 2009 for performance in 2008 vest in equal installments over the first three anniversaries following the date of grant.  For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2008 and 2009 for performance in 2007 and 2008, respectively, see “Compensation discussion and Analysis” at pages 25-29 of this proxy statement.  For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on pages 39-40 of this proxy statement.  For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Termination and Change of Control Provisions pursuant to Employment Agreements” on pages 38-39 of this proxy statement.  Under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Company’s Compensation committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Continued on next page.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2008.

	Option Awards(1)					Stock Awards
								Market
		Number of	Number of			Number of		Value of
		Securities	Securities			Shares or		Shares or
		Underlying	Underlying			Units of		Units of
		Unexercised	Unexercised	Option		Stock That		Stock That
		Options	Options	Exercise	Option	Have Not		Have Not
		(#)	(#)	Price	Expiration	Vested		Vested(2)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)		($)
Andrew C. Florance	6/21/2000	12,940		$24.88	6/20/2010
	4/17/2001	44,463		$18.06	4/16/2011
	6/4/2002	45,074		$20.30	6/3/2012
	9/23/2003	46,448		$28.15	9/22/2013
	3/1/2004	50,000		$39.00	2/28/2014
	12/12/2006	26,200	13,100	$51.92	12/11/2016
	2/27/2008		39,300	$43.99	2/26/2018
						77,643	(3a)	$2,557,560

Brian J. Radecki	12/2/2002	1,875		$18.28	12/1/2012
	2/6/2004	6,000		$39.81	2/5/2014
	1/29/2007	1,333	2,667	$48.25	1/28/2017
	6/5/2007	1,000	2,000	$54.12	6/4/2017
	2/27/2008		10,500	$43.99	2/26/2018
						15,557	(3b)	$512,448

John Stanfill	8/6/2002	750		$19.71	8/5/2012
	9/4/2003	1,000		$30.06	9/3/2013
	5/5/2004	5,000		$39.53	5/4/2014
	9/4/2008		15,000	$55.07	9/3/2018
						47,345	(3c)	$1,559,544

Jennifer L. Kitchen	9/4/2003	1,000		$30.06	9/3/2013
	9/9/2004	10,000		$44.86	9/8/2014
	12/12/2006	3,533	1,767	$51.92	12/11/2016
	2/27/2008		5,300	$43.99	2/26/2018
						7,215	(3d)	$237,662

Paul Marples	2/27/2008		5,300	$43.99	2/26/2018
						9,900	(3e)	$326,106

__________

(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2008 are set forth in the table above, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25 percent on the first four anniversaries of the date of grant, assuming continued employment. Stock options granted on December 12, 2006, January 29, 2007, June 5, 2007, February 27, 2008, and September 4, 2008 become exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment.

(2)	Market value based on the closing price of the Company’s common stock as of December 31, 2008 of $32.94 per share.
(3a)
As of December 31, 2008, Mr. Florance held (i) 3,980 shares of restricted stock, which vest in their entirety on March 10, 2009; (ii) 6,313 shares of restricted stock, which vest in equal shares on April 27, 2009 and 2010; (iii) 43,400 shares of restricted stock, which vest in their entirety on December 12, 2010; (iv) 6,150 shares of restricted stock, which vest in equal shares on April 17, 2009, 2010 and 2011; (v) 15,800 shares of restricted stock, which vest in equal shares on February 27, 2009, 2010 and 2011; and (vi) 2,000 shares of restricted stock, which vest in equal shares on May 28, 2009, 2010 and 2011.

(3b)
As of December 31, 2008, Mr. Radecki held (i) 241 shares of restricted stock, which vest in their entirety on September 8, 2009; (ii) 625 shares of restricted stock, which vest in equal shares on September 7, 2009, and 2010; (iii) 2,500 shares of restricted stock, which vest in their entirety on January 29, 2011; (iv) 7,391 shares of restricted stock, which vest in their entirety on June 5, 2011; (v) 4,200 shares of restricted stock, which vest in equal shares on February 27, 2009, 2010 and 2011; and (vi) 600 shares of restricted stock, which vest in equal shares on May 28, 2009, 2010 and 2011.

(3c)
As of December 31, 2008, Mr. Stanfill held (i) 179 shares of restricted stock, which vest in their entirety on September 8, 2009; (ii) 416 shares of restricted stock, which vest in equal shares on September 7, 2009 and 2010; (iii) 1,000 shares of restricted stock, which vest in equal shares on December 12, 2009 and 2010; (iv) 750 shares of restricted stock, which vest in equal shares on December 6, 2009, 2010 and 2011; (v) 10,000 shares of restricted stock, which vest in equal shares on February 13, 2009, 2010, 2011 and 2012; and (vi) 35,000 shares of restricted stock, which vest in their entirety on September 4, 2012.

(3d)
As of December 31, 2008, Ms. Kitchen held (i) 230 shares of restricted stock, which vest in their entirety on September 8, 2009; (ii) 685 shares of restricted stock, which vest in equal shares on September 7, 2009 and 2010; (iii) 3,900 shares of restricted stock, which vest in their entirety on December 12, 2010; (iv) 2,100 shares of restricted stock, which vest in equal shares on February 27, 2009, 2010 and 2011; and (v) 300 shares of restricted stock, which vest in equal shares on May 28, 2009, 2010 and 2011.

(3e)
As of December 31, 2008, Mr. Marples held (i) 7,500 shares of restricted stock, which vest in equal shares on February 16, 2009, 2010 and 2011; (ii) 2,100 shares of restricted stock, which vest in equal shares on February 27, 2009, 2010 and 2011; and (iii) 300 shares of restricted stock, which vest in equal shares on May 28, 2009, 2010 and 2011.

Fiscal Year 2008 — Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Andrew C. Florance	25,447	$565,178	9,186	$406,790
Brian J. Radecki	—	—	553	$29,270
John Stanfill	—	—	1,137	$43,201
Jennifer L. Kitchen	—	—	571	$30,223
Paul Marples	—	—	2,500	$98,250
__________

(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2008.  With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2008.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

Other Post-Employment Compensation and Potential Payments Upon a Change of Control

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change-in-control of the Company or a termination of the named executive officer’s employment with the Company for various described reasons, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, unless otherwise specifically noted below, the following discussion assumes that the triggering event in question — the change-in-control or termination of employment, death or disability — occurred on December 31, 2008, the last business day of 2008.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, except for the Company’s 1998 Plan and the Company’s 2007 Plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

The employment agreements for Messrs. Florance and Marples generally provide that, if the Company terminates the executive’s employment without “cause” (as defined in their agreements), the executive is entitled to certain severance benefits as follows.

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate for “good reason” upon at least 60 days written notice.  “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company.  “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) Mr. Florance being required to report to someone other than the Board, (e) a material breach by the Company of its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f) there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after such event.  For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, and (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year ($456,560 for 2008), his bonus for the year in which the termination occurred ($499,493 for 2008), the immediate vesting of all of his unvested stock options ($0) and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Internal Revenue Code.  Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of termination due to his disability or death, he (or his estate) would be entitled to (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. For the purposes of this analysis, which assumes a triggering event on December 31, 2008, he (or his estate) would be entitled to the amount of his bonus for 2008 ($499,493 for 2008).

Mr. Marples

If the Company terminates Mr. Marples without cause, he is entitled to receive either six months’ prior written notice or six months’ base salary ($135,057 if he had been terminated December 31, 2008) payable over a period of six months in lieu of such notice.  Any such payment is subject to Mr. Marples executing a release of all claims arising from termination of his employment.

If Mr. Marples (a) commits a serious breach or, after notice, any repeated or continued material breach of his obligations to the Company, (b) fails to satisfactorily performed his duties, (c) is guilty of an act of gross negligence, dishonesty or serious misconduct, (d) is declared bankrupt, (e) is convicted of any criminal offense, (f) is disqualified from holding any Company office or resigns from such office without prior written approval, (g) is prevented by illness, injury or other incapacity from performing his obligations to the Company for 130 days in any 12 months, (h) commits a breach of the Propex acquisition agreement, (i) refuses to abide by or comply with the directives of the Board, (j) materially violates the Company’s code of conduct or (k) abuses alcohol or drugs, the Company may terminate his employment immediately upon notice.  In such an event, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.

Others

Except as may be provided to all employees of the Company generally, Mr. Radecki, Mr. Stanfill and Ms. Kitchen are not entitled to any post-employment compensation if their employment is terminated without cause, except as provided pursuant to the Company’s stock incentive plans (as detailed below).

Change of Control Provisions under the Company’s 1998 and 2007 Plans

Pursuant to the Company’s 1998 Plan and 2007 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse.  For purposes of the stock incentive plans, a “change of control” means:  (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated.  Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction.  For purpose of the stock incentive plans, a “substantial corporate change” means:  (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) with respect to the 1998 Plan, any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company, and, with respect to the 2007 Plan, a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan that provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  The terms defined above apply to those used in this table.  Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change-in-control, termination without cause or for good reason, death or disability — occurred on December 31, 2008, the last business day of 2008.

Name	Termination by Company “without cause”		Termination by Executive for “good reason”		Termination due to death or disability		Termination upon change of control		Upon a Change of Control without Termination(1)
Andrew C. Florance	$956,053	(2)	$956,053	(2)	$499,493	(3)	$3,513,613	(4)	$2,557,560
Brian J. Radecki	—		—		—		$512,448	(1)	$512,448
John Stanfill	—		—		—		$1,559,544	(1)	$1,559,544
Jennifer L. Kitchen	—		—		—		$237,662	(1)	$237,662
Paul Marples	$202,586	(5)	—		—		$326,106	(1)	$326,106
__________

(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 1998 and 2007 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2008, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($32.94) on December 31, 2008, excluding options whose exercise price is greater than the closing price on December 31, 2008.  The intrinsic values of the restricted stock were calculated using the closing price of the Company’s common stock on December 31, 2008 ($32.94).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	—	—	77,643	$2,557,560	$2,557,560
Brian J. Radecki	—	—	15,557	$512,448	$512,448
John Stanfill	—	—	47,345	$1,559,544	$1,559,544
Jennifer L. Kitchen	—	—	7,215	$237,662	$237,662
Paul Marples	—	—	9,900	$326,106	$326,106

(2)
Includes base salary for one year ($456,560), bonus for 2008 ($499,493), and the immediate vesting of all unvested stock options ($0).  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($32.94) on December 31, 2008, excluding options whose exercise price is greater than the closing price on December 31, 2008.  As of December 31, 2008, all of Mr. Florance’s unvested options had an exercise price greater than the closing price on December 31, 2008.

(3)	Consists of the cash incentive bonus for 2008.
(4)
Mr. Florance’s agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event.  Assuming, for these purposes, that those conditions are met as of December 31, 2008, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($456,560), his cash incentive bonus for 2008 ($499,493), and the immediate vesting of all unvested stock options ($0) and all unvested restricted stock ($2,557,560) under the respective stock incentive plans.  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($32.94) on December 31, 2008, excluding options whose exercise price is greater than the closing price on December 31, 2008.  As of December 31, 2008, all of Mr. Florance’s unvested options had an exercise price greater than the closing price on December 31, 2008.  The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2008 ($32.94).

(5)
If the Company had terminated Mr. Marples employment before his second anniversary (February 16, 2009), he would have been entitled to nine months’ salary, which is the amount set forth.  The amount set forth has been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for the period from January 1, 2008 to December 31, 2008.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. While the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit compensation to those levels or types of compensation that are deductible. The Committee will continue to monitor total compensation and, should compensation exceed the 162(m) limit, take the measures that it deems appropriate.

Executive Compensation Recovery Policy

The Company does not have a specific policy requiring the recovery of awards.

Certain Relationships and Related Transactions

In April 2009, the Company entered into an engagement with ghSMART & Company, Inc. (“ghSMART”), a management consulting firm, to evaluate the Company’s sales force senior management and provide guidance with respect to hiring and recruiting best practices for the Company’s sales force.  Randy Street, a Partner of ghSMART is the brother-in-law of our Chief Executive Officer.  Mr. Street will act as the senior client manager on this project.  He has a less than 0.5% equity stake in ghSMART.  Mr. Street will be paid 25 percent of the amounts paid by the Company pursuant to the engagement.  Pursuant to the engagement, we have currently agreed to pay ghSMART $202,000.  In accordance with the procedures described below for Interested Transactions (as defined below), the Audit Committee reviewed and approved the engagement with ghSMART prior to commencement of the engagement.  The Company may enter into additional engagements with ghSMART in the future.

Since January 1, 2008, other than the ghSMART transaction discussed above, none of our executive officers or directors has engaged in or had a direct or indirect interest in any transactions with us that are required to be disclosed in this proxy statement.

The Board recognizes that Interested Transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

An “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee shall review all of the relevant facts and circumstances of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to limited exceptions described in the Interested Transactions policy. In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us, we believe that during 2008, our directors, executive officers and 10% stockholders complied with these requirements, except that Mr. Marples did not timely report the withholding of shares for taxes upon vesting of shares of restricted stock on February 16, 2008.  Mr. Marples made the required disclosure on a Form 4 filed with the SEC on March 11, 2008.

Other Information

We have included a copy of our Annual Report for the year ended December 31, 2008 with this proxy statement. The Annual Report contains our annual report on Form 10-K for the year ended December 31, 2008. In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement and the 2008 Annual Report have been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact our transfer agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, Plaza Level, New York, NY 10038, or at (718) 921-8200 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of consent to householding will be effective 30 days following its receipt. If your household only received one set of proxy materials due to householding and you would like to receive an additional set, you may obtain an additional set, without charge, by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814 or by calling Mr. Trainor at (301) 215-8300.

This Proxy is solicited on behalf of the Board by directors, officers or employees. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $10,000 plus reasonable expenses. Proxies may be solicited in person, by telephone, by mail, telegram, facsimile, or other electronic or other means.  Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

APPENDIX A
PROXY                                                                                                                               PROXY

COSTAR GROUP, INC.

Annual Meeting of Stockholders – June 2, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2009, and the 2008 Annual Report, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Brian J. Radecki, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 10:00 a.m. local time on Tuesday, June 2, 2009, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, “FOR” RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

(Continued and to be signed on the reverse side.)

Annual Meeting of Stockholders of
COSTAR GROUP, INC.

June 2, 2009

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2009:
The Notice of Meeting and Proxy Statement are available at www.CoStar.com/Investors/SECFilings.aspx and the 2008 Annual Report is available at www.CoStar.com/Investors/Reports.aspx.

Please sign, date and mail your proxy card
in the envelope provided as soon as possible.

↓   Please detach along perforated line and mail in the envelope provided.   ↓

☑	Please mark your vote in blue or black ink as shown here.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(1) Proposal to elect the following persons as directors of the Company.	Nominees:	¡	Michael R. Klein
		¡	Andrew C. Florance
		¡	David Bonderman
FOR ALL NOMINEES		¡	Michael J. Glosserman
☐		¡	Warren H. Haber
		¡	Josiah O. Low III
WITHHOLD AUTHORITY FOR ALL NOMINEES		¡	Christopher J. Nassetta
☐

FOR ALL EXCEPT (See instructions below)
☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

		FOR	AGAINST	ABSTAIN
(2)	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.	☐	☐	☐

(3)
To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment or postponement thereof, according to their discretion and in their discretion.

The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted FOR each of the above persons and proposals, and for or against such other matters as may properly come before the meeting as the proxy holders in their discretion deem advisable.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.

Mark “X” here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder                                                                   Date:

Signature of Stockholder                                                                   Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.